UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Morgans Hotel Group Co.’s (the “Company”) Annual Meeting of Stockholder held on May 16, 2012, four proposals were submitted to a vote of our stockholders. The final voting results were as follows:

1.	Election of Directors—Nine directors were elected to service on our Board of Directors for a term that ends at the 2013 Annual Meeting of Stockholders. The number of votes cast for and withheld for each nominee, as well as the number of broker non-votes, were as follows:

Nominee	For	Withheld	Broker Non-Vote
David T. Hamamoto	18,792,962	1,097,471	5,620,602
Michael J. Gross	19,148,336	742,097	5,620,602
Ronald W. Burkle	12,782,377	7,108,056	5,620,602
Robert Friedman	17,481,395	2,409,038	5,620,602
Jeffrey M. Gault	11,258,676	8,631,757	5,620,602
Thomas L. Harrison	18,703,128	1,187,305	5,620,602
Jason T. Kalisman	17,959,216	1,931,217	5,620,602
Michael D. Malone	18,704,663	1,185,770	5,620,602
Andrew Sasson	12,668,071	7,222,362	5,620,602

2.	Ratification of Auditors—The stockholders ratified the appointment of BDO USA, LLP as our independent registered public accounting firm for 2012. The number of votes cast for and against the proposal, as well as the number of abstentions, were as follows:

For	Against	Abstained
23,656,351	1,847,161	7,523

3.	Amendment to the Amended and Restated 2007 Omnibus Incentive Plan—The stockholders approved an amendment to our Amended and Restated 2007 Omnibus Incentive Plan to increase the number of shares reserved for issuance thereunder and to re-approve the material terms and conditions included therein for performance and incentive awards intended to qualify under Section 162(m) of the Internal Revenue Code. The number of votes cast for and against the proposal, as well as the number of abstentions and broker non-votes, were as follows:

For	Against	Abstained	Broker Non-Vote
10,357,371	9,522,370	10,692	5,620,602

4.	Advisory Vote on Executive Compensation—The stockholders approved, by an advisory vote, the compensation paid to the Company’s named executive officers. The number of votes cast for and against the proposal, as well as the number of abstentions, were as follows:

For	Against	Abstained	Broker Non-Vote
12,694,546	6,550,683	645,204	5,620,602

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: May 22, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer and Secretary